Filed Pursuant to Rule 424(b)(3)

Registration No. 333-250045

PROSPECTUS SUPPLEMENT NO. 8

(to Prospectus dated July 26, 2021)

Lordstown Motors Corp.

Up to 121,521,293 Shares of Class A Common Stock
Up to 2,306,418 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 2,306,418 Warrants

This prospectus supplement supplements the prospectus dated July 26, 2021 (as amended and supplemented from time to time, the “Prospectus”), which forms a part of our registration statement on Form S-l (No. 333-250045). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of up to 2,306,418 shares of our Class A common stock, $0.0001 par value per share (“Class A common stock”), that are issuable upon the exercise of 2,306,418 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of DiamondPeak Holdings Corp. (“DiamondPeak”). We will receive the proceeds from any exercise of any Private Placement Warrants for cash.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 121,521,293 shares of Class A common stock (including up to 1,220,230 shares of Class A common stock that have been issued and up to 2,306,418 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants and up to 1,649,489 shares of Class A common stock that may be issued upon exercise of BGL Warrants (as defined in the Prospectus)) and (ii) up to 2,306,418 Private Placement Warrants. We will not receive any proceeds from the sale of any shares of Class A common stock or Private Placement Warrants by the Selling Securityholders pursuant to this Prospectus and this prospectus supplement.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus and this prospectus supplement does not mean that the Selling Securityholders will offer or sell any of the securities. The Selling Securityholders may sell the shares of Class A common stock and Private Placement Warrants covered by the Prospectus and this prospectus supplement in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the securities in the section entitled “Plan of Distribution.”

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “RIDE.” On December 20, 2021, the closing price of our Class A common stock was $3.72 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

See the section entitled “Risk Factors” beginning on page 5 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 21, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 17, 2021

LORDSTOWN MOTORS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38821	83-2533239
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Hallock Young Road

Lordstown, Ohio 44481

(Address of principal executive offices and Zip Code)

(234) 285-4001

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RIDE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 17, 2021, pursuant to a mutual agreement with Lordstown Motors Corp. (the “Company”), Thomas V. Canepa will no longer serve as General Counsel and Corporate Secretary of the Company and will provide transitional services through January 31, 2022.

In connection with Mr. Canepa’s departure, the Company’s Board of Directors appointed Melissa A. Leonard as the Company’s Executive Vice President, General Counsel and Secretary, effective January 1, 2022.

Ms. Leonard, age 52, was co-leader of the Mergers and Acquisitions team for Baker & Hostetler LLP, where she has served as outside counsel to the Company since 2019. Ms. Leonard has been a corporate and transactional attorney at Baker & Hostetler LLP since 1995 and has extensive legal experience with mergers and acquisitions, financings and corporate governance matters. Ms. Leonard was as a member of the Board of Trustees of the Museum of Contemporary Art (MOCA), Cleveland, Ohio from 2007 – 2021 and served on the Finance and Governance Committees.  Ms. Leonard earned her Bachelor of Science from Miami University and her Juris Doctor from the University of Michigan School of Law.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LORDSTOWN MOTORS CORP.

Date: December 21, 2021	By:	/s/ Adam Kroll
Adam Kroll
Chief Financial Officer (Principal Financial and Accounting Officer)